THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRIUMPH LEARNING, LLC

TRIUMPH LEARNING, LLC

Third Amended and Restated Limited Liability Company Agreement

This Third Amended and Restated Limited Liability Company Agreement (the "Agreement") of Triumph Learning, LLC, a Delaware limited liability company (the "LLC") is made as of March 11, 2010, by Haights Cross Operating Company, a Delaware corporation (the "Member").

WHEREAS, the LLC was formed under the name "HCC-EDI, LLC" as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-801 *et. seq.* (as amended from time to time, the "Act") by the filing of a Certificate of Formation of the LLC with the Secretary of State of the State of Delaware on November 10, 1999;

WHEREAS, Haights Cross Communications, LLC, a Delaware limited liability company (the "Original Member"), was the sole member of the LLC (holding one hundred percent (100%) of the membership interests in the LLC issued in exchange for a capital contribution in the amount of $1,000.00) pursuant to that certain Limited Liability Company Agreement of the LLC made as of November 10, 1999 (the "Original LLC Agreement");

WHEREAS, pursuant to that certain Merger Agreement by and among the Original Member and Haights Cross Communications, Inc., a Delaware corporation (the "Parent Holding Company"), the Original Member merged with and into the Parent Holding Company effective on December 10, 1999;

WHEREAS, pursuant to that certain Contribution Agreement dated as of December 10, 1999, by and between the Parent Holding Company and the Member, the Parent Holding Company contributed one hundred percent (100%) of its membership interests in the LLC to the Member;

WHEREAS, as a result of the foregoing, the Member became the sole member of the LLC;

WHEREAS, on December 10, 1999, the Original LLC Agreement was amended and restated pursuant to an Amended and Restated Limited Liability Company Agreement of the LLC, which was further amended on August 15, 2008, by that certain Amendment to Amended and Restated Limited Liability Company Agreement of the LLC (collectively, the "Amended and Restated LLC Agreement");

WHEREAS, on December 17, 1999, the LLC filed a Certificate of Amendment to change the name of the LLC to "Educational Design, LLC";

WHEREAS, on August 12, 2003, the LLC filed a Certificate of Amendment to change the name of the LLC to "Triumph Learning, LLC";

WHEREAS, on January 7, 2010, the Amended and Restated LLC Agreement was further amended and restated by that certain Second Amended and Restated Limited Liability Company Agreement (the "Second Amended and Restated LLC Agreement"); and

WHEREAS, the Member desires to amend and restate the Second Amended and Restated LLC Agreement in this Agreement pursuant to an order of the United States Bankruptcy Court, District of Delaware, dated February 24, 2010, in In re: Haights Cross Communications, Inc., et al., Case No. 10-10062 (BLS), under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

NOW, THEREFORE, the Member amends and restates the Second Amended and Restated LLC Agreement in its entirety to read as follows:

1. Purposes and Powers. The LLC shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

2. Governance. The LLC shall be governed solely by the Member, or any officers of the LLC appointed by such Member, for all purposes under the Act. The Member, or such officers, shall have and may exercise on behalf of the LLC all of its rights, powers, duties and responsibilities under Section 2 or as provided by law. Any action taken by the Member, or such officers, and the signature of the Member, or such officers, on any agreement, contract, instrument or other document on behalf of the LLC, shall be sufficient to bind the LLC and shall conclusively evidence the authority of the Member, such officers and the LLC with respect thereto.

3. Membership Interest.

(a) The Member holds 100 units of membership interest ("Units") in the LLC, representing a one hundred percent (100%) interest in the profits and losses of the LLC.

(b) A Unit shall be a security governed by Article 8 of the Delaware Uniform Commercial Code.

4. Term; Dissolution. The term of the LLC commenced on the date of the filing of the Certificate of Formation of the LLC with the Secretary of State of the State of Delaware and shall be dissolved and wound up only as a result of the written election of the Member or as otherwise required under the Act. The existence of the LLC as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a member of the LLC and, upon the occurrence of such event, the Company shall continue without dissolution.

5. Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument signed by the Member.

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IN WITNESS WHEREOF, the Member has executed this Third Amended and Restated Limited Liability Company Agreement as of the date set forth above.

HAIGHTS CROSS OPERATING COMPANY,
a Delaware corporation, its member

By: ______________________________
Name: Mark Kurtz
Title: Senior Vice President and Secretary